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                                                                     EXHIBIT 8.2


June __, 1998

IXYS Corporation
3540 Bassett Street
Santa Clara, CA  95054-2704

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-4 (the "Registration Statement") being filed by Paradigm Technology, Inc., a Delaware corporation ("Paradigm"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of Paradigm common stock, par value $0.01 per share, to be issued incident to the merger described in the Registration Statement (the "Merger") of Paradigm Enterprises, Inc., a Delaware corporation wholly owned by Paradigm, with and into IXYS Corporation, a Delaware corporation, in our opinion the discussion under the caption "The Merger Proposal and Issuance Proposal-Material Federal Income Tax Consequences" in the Registration Statement sets forth the material United States federal income tax considerations generally applicable to the Merger.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,


Webb B. Morrow III

WBM:dp